Exhibit 10.25

Lock-Up Agreement

April 23, 2024

EF Hutton LLC (the “Representative”) As
Representative of the Several Underwriters
590 Madison Avenue, 39th Floor

New York, New York 10022
Ladies and Gentlemen:

The undersigned, a holder of 200,000 common shares, par value $0.0001 (“Common Shares”) of Veg House Holdings Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”) understands that you, as Representative of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company, providing for the public offering (the “Public Offering”) by the several Underwriters named a schedule to the Underwriting Agreement (the “Underwriters”), of Common Shares. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to enter into the Underwriting Agreement and to proceed with the Public Offering, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees for the benefit of the Company, you and the other Underwriters that, without the prior written consent of the Representative on behalf of the Underwriters, the undersigned will not, during the period commencing on the date hereof and ending six months after the date of the final prospectus (the “Prospectus”) relating to the Public Offering (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Common Shares; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the its Common Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares, in cash or otherwise; or (3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of its Common Shares.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Common Shares.

The undersigned understands that the Company and the Underwriters are relying upon this lock-up agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned understands that, if the Underwriting Agreement is not executed within 90 days of the date hereof, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder, then this lock-up agreement shall be void and of no further force or effect.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

MG INVESTMENT CONSULTANTS

By:
Name:	Michael Gates
Title:	President

Address:	5614 Sir Winston Churchill
Montreal, Quebec H4W 2V9